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                                                                    EXHIBIT 14.1

                         HORIZON MEDICAL PRODUCTS, INC.

                           CODE OF CONDUCT AND ETHICS

INTRODUCTION

      This Code of Conduct and Ethics (the "Code") embodies the commitment of Horizon Medical Products, Inc. (the "Company") to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees and members of our Board of Directors are expected to adhere to those principles and procedures set forth in this Code that apply to them. We also expect the consultants we retain generally to abide by this Code.

      For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, Section I of this Code shall be our code of ethics for our Chief Executive Officer, our President, our Chief Financial Officer and our Chief Accounting Officer (or equivalents thereof) and any other senior executive or financial officers performing similar functions and so designated from time to time by the Chief Executive Officer of the Company (collectively, the "Senior Executive and Financial Officers"). The Senior Executive and Financial Officers shall acknowledge and certify their ongoing compliance with
Section I of this Code periodically and provide a copy of such certification to the Audit Committee of the Board of Directors (the "Committee").

      Each employee of the Company should also read and be familiar with the Horizon Medical Products, Inc. Employee Handbook (as modified from time to time, the "Employee Handbook"). With respect to the Company's employees, this Code does not supercede the standards set forth in the Employee Handbook, but rather should be read together with the Employee Handbook.

                                    SECTION I

A.    GENERAL

      The policy of the Company is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. In particular, senior executive and financial officers hold an important and elevated role in maintaining a commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company's public communications, and (iii) compliance with applicable governmental rules and regulations. Accordingly, the Company has adopted this Code. This Code shall be approved initially by the Board of Directors of the Company and thereafter periodically by the Committee and disbursed to the public by means of one of the methods described in the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC").
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B.    HONEST AND ETHICAL CONDUCT

      Employees and directors are expected to exhibit and promote the highest standards of honest and ethical conduct, by, among other things, their adherence to the following policies and procedures:

      - Employees and directors shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

      - Employees and directors shall inform the Chairman of the Committee of (a) deviations in practice from policies and procedures governing honest and ethical behavior or (b) any material transaction or relationship that could reasonably be expected to create a conflict of interest.

      - Employees and directors shall demonstrate personal support for the policies and procedures set forth in this Code through periodic communications reinforcing these principles and standards throughout the Company.

      - Employees and directors shall respect the confidentiality of information acquired in performance of one's responsibilities and shall not use confidential information for personal advantage.

C.    FINANCIAL RECORDS AND PERIODIC REPORTS

      The Company is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company has, among other measures, (a) designed and implemented disclosure controls and procedures (within the meaning of applicable SEC rules) and (b) required the maintenance of accurate and complete records, the prohibition of false, misleading or artificial entries on its books and records, and the full and complete documentation and recording of transactions in the Company's accounting records. In addition to performing their duties and responsibilities under these requirements, all employees involved in the Company's SEC reporting process, including each of the Senior Executive and Financial Officers, will establish and manage the Company's reporting systems and procedures with due care and diligence to ensure that:

      - Reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts.

      - Business transactions are properly authorized and completely and accurately recorded in all material respects on the Company's books and records in accordance with generally accepted accounting principles and the Company's established financial policies.
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      -     Retention or disposal of Company records is in accordance with established Company policies and applicable legal and regulatory requirements.

D.    COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

      The policy of the Company is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Accordingly, all employees and directors will comply with all applicable governmental laws, rules and regulations, and will establish and maintain mechanisms to:

      - Monitor compliance of the Company's finance organization and other key employees with all applicable federal, state and local statutes, rules, regulations and administrative procedures.

      - Identify, report and correct any detected deviations from applicable federal, state and local statutes, rules, regulations and administrative procedures.

                                   SECTION II

A.    CORPORATE OPPORTUNITIES

      Employees and directors owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises. Employees and directors are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees and directors are prohibited from using corporate property, information or position for personal gain or competing with the Company.

      Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. The only prudent course of conduct for our employees and directors is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand through the Appropriate Ethics Contact (which shall mean any Senior Executive and Financial Officer in addition to any other officer designated as such by the Chief Executive Officer).

B.    CONFIDENTIALITY

      In carrying out the Company's business, employees and directors often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Employees and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-
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public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

C.    FAIR DEALING

      The Company has a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee and director should endeavor to deal fairly with the Company's customers, vendors, service providers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

D.    EQUAL EMPLOYMENT OPPORTUNITY AND HARASSMENT

      Our focus in personnel decisions is on merit and contribution to the Company's success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual's terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

E.    PROTECTION AND PROPER USE OF COMPANY ASSETS

      All employees should protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only.

F.    REPORTING CONCERNS

      Employees and directors of the Company are encouraged to and should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or director who becomes aware of any existing or potential violation of this Code should promptly notify an Appropriate Ethics Contact. The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

      Retaliation against any employee or director who, in good faith, reports a concern to the Company about illegal or unethical conduct, or a violation of this Code, will not be tolerated under any circumstances.

      ny questions relating to how these policies should be interpreted or applied should be addressed to An Appropriate Ethics Contact.
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                                   SECTION III

                              WAIVERS OF THIS CODE

         From time to time, the Company may waive certain provisions of this Code. Any employee or director who believes that a waiver may be called for should discuss the matter with an Appropriate Ethics Contact. Waivers for executive officers (including Senior Executive and Financial Officers) or directors of the Company may be made only by the Board of Directors or a committee of the Board of Directors and shall be promptly disclosed to the Company's shareholders in accordance with the SEC's rules and regulations.